Exhibit (a)(1)(E)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

interclick, inc.

at

$9.00 Net Per Share

by

Innsbruck Acquisition Corp.

a wholly-owned subsidiary of

Yahoo! Inc.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT THE END OF THE DAY ON DECEMBER 31, 2011, AT 12:00 MIDNIGHT, NEW YORK CITY TIME, UNLESS THE OFFER IS EXTENDED.

To Purchaser’s Clients:	November 15, 2011

Enclosed for your consideration is an Offer to Purchase dated November 15, 2011 (the “Offer to Purchase”) and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”) relating to the offer by Innsbruck Acquisition Corp., a Delaware corporation (“Purchaser”) and a wholly-owned subsidiary of Yahoo! Inc., a Delaware corporation (“Yahoo!”), to purchase all outstanding shares of common stock of interclick, inc., a Delaware corporation (“interclick”), par value $0.001 per share (the “Shares”), at a purchase price of $9.00 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase.

Also enclosed is the Letter to Stockholders from the President and Chief Executive Officer of interclick accompanied by interclick’s Solicitation/Recommendation Statement on Schedule 14D-9.

WE (OR PURCHASER’S NOMINEES) ARE THE HOLDER OF RECORD OF SHARES HELD BY PURCHASER FOR YOUR ACCOUNT. A TENDER OF SUCH SHARES CAN BE MADE ONLY BY PURCHASER AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED TO TENDER SHARES FOR PURCHASER’S ACCOUNT.

We request instructions as to whether you wish to tender any or all of the Shares held by Purchaser for your account according to the terms and conditions set forth in the Offer.

Your attention is directed to the following:

1.	The purchase price offered by Purchaser is $9.00 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions of the Offer to Purchase.

2.	The Offer is being made for all outstanding Shares.

3.	The board of directors of interclick has, upon the terms and subject to the conditions set forth in the Merger Agreement, unanimously (i) determined that the transactions contemplated by the Merger Agreement, including the Offer and the Merger, are fair to and in the best interests of interclick and its stockholders, (ii) approved and declared the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, advisable and (iii) recommended to interclick’s stockholders that they accept the Offer and tender their Shares in the Offer and, if required by applicable law, vote for the adoption of the Merger Agreement and thereby approve the Merger and the other transactions contemplated by the Merger Agreement.

4.	The Offer is being made according to the Agreement and Plan of Merger, dated as of October 31, 2011 (the “Merger Agreement”), by and among Yahoo!, Purchaser and interclick under which, following the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into interclick, with interclick surviving the Merger as a wholly-owned subsidiary of Yahoo! (the “Merger”). As of the effective time of the Merger, each outstanding Share (other than Shares owned by Yahoo!, Purchaser, interclick or their respective subsidiaries or affiliates or by stockholders who are entitled to and properly exercise appraisal rights under Delaware law) will be converted into the right to receive the price per Share paid in the Offer in cash, without interest, as set forth in the Merger Agreement and described in the Offer to Purchase.

5.	UNLESS PURCHASER EXTENDS THE EXPIRATION DATE OF THE OFFER IN ACCORDANCE WITH THE TERMS OF THE MERGER AGREEMENT AND APPLICABLE LAW, THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT THE END OF THE DAY ON DECEMBER 13, 2011, AT 12:00 MIDNIGHT, NEW YORK CITY TIME (SUCH INITIAL OR EXTENDED EXPIRATION DATE IN ACCORDANCE WITH THE TERMS OF THE MERGER AGREEMENT AND APPLICABLE LAW, THE “EXPIRATION DATE”).

6.	There is no financing condition to the Offer. The Offer is conditioned on there being validly tendered in the Offer and not properly withdrawn before the Expiration Date, a number of Shares that, together with the number of Shares then owned by Yahoo! or any of its wholly-owned subsidiaries, including Purchaser, or with respect to which Yahoo! or any of its wholly-owned subsidiaries, including Purchaser, has sole voting power, represents at least a majority of the Shares outstanding on a fully diluted basis and no less than a majority of the voting power of the shares of capital stock of interclick then outstanding on a fully diluted basis and entitled to vote upon the adoption of the Merger Agreement (excluding from the number of tendered Shares, but not from the number of outstanding Shares, Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee) (collectively, the “Minimum Condition”). The Minimum Condition is not waivable by Purchaser or Yahoo! without the prior written approval of interclick on the terms and subject to the conditions of the Merger Agreement and the applicable rules and regulations of the Securities and Exchange Commission. The Offer is also subject to certain other conditions set forth in this Offer to Purchase, including, among other conditions, the expiration or early termination of any applicable waiting period or receipt of required clearance, consent, authorization or approval pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the absence of a Company Material Adverse Effect (as defined in the Merger Agreement and described in the Offer to Purchase) and receipt of certain other consents as set forth in the Merger Agreement and described in the Offer to Purchase. See Section 14 — “Conditions of the Offer.”

7.	Tendering stockholders will not be obligated to pay brokerage fees or commissions to Computershare, the depositary for the Offer (the “Depositary”) or Georgeson, Inc., the information agent for the Offer, or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by Purchaser in the Offer. However, backup withholding of U.S. federal income tax (currently at a rate of 28%) may be required unless an exemption applies and is provided to the Depositary or unless the required taxpayer identification information and certain other certifications are provided to the Depositary. See Instruction 9 of the Letter of Transmittal.

Your instructions to Purchaser should be forwarded promptly to permit Purchaser to submit a tender on your behalf before the Expiration Date.

If you wish to have Purchaser tender any of or all the Shares held by Purchaser for your account, please so instruct Purchaser by completing, executing, detaching and returning to Purchaser the instruction form on the detachable part hereof. An envelope to return your instructions to Purchaser is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the detachable part hereof. YOUR INSTRUCTIONS SHOULD BE FORWARDED TO PURCHASER IN AMPLE TIME TO PERMIT PURCHASER TO SUBMIT A TENDER ON YOUR BEHALF BEFORE THE EXPIRATION DATE.

Payment for Shares accepted for payment in the Offer will in all cases be made only after timely receipt by Computershare (the “Depositary”) of (i) Share certificates (or a timely Book-Entry Confirmation) (as defined in the Offer to Purchase), (ii) a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer effected pursuant to the procedures set forth in Section 3 — “Procedure for Tendering Shares” of the Offer to Purchase, an Agent’s Message (as defined in the Offer to Purchase) in lieu of a Letter of Transmittal) and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Share certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING PAYMENT.

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction or any administrative or judicial action pursuant thereto. However, Purchaser may, in its discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Shares in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

If you wish to have us tender any or all of the Shares held by us for your account, please instruct us by completing, executing and returning to us the instruction form contained in this letter. If you authorize a tender of your Shares, all such Shares will be tendered unless otherwise specified in such instruction form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the expiration of the Offer.

INSTRUCTIONS WITH RESPECT TO THE

OFFER TO PURCHASE FOR CASH

All Outstanding Shares of Common Stock

of

interclick, inc.

by

Innsbruck Acquisition Corp.

a wholly-owned subsidiary of

Yahoo! Inc.

The undersigned acknowledge(s) receipt of your letter, the Offer to Purchase, dated November 15, 2011 (the “Offer to Purchase”) and the related Letter of Transmittal relating to shares of common stock of interclick, inc., a Delaware corporation (“interclick”) par value $0.001 per share (the “Shares”).

This will instruct you to tender the number of Shares indicated below held by you for the account of the undersigned, on the terms and subject to the conditions set forth in the Offer to Purchase and related Letter of Transmittal.

NUMBER OF SHARES TO BE TENDERED:(1)	SIGN HERE

Shares
(Signature(s))

Please Type or Print Names(s)

Please Type or Print Names(s)

Area Code and Telephone Number

Tax Identification Number or Social Security Number
Dated: (1) Unless otherwise indicated, it will be assumed that all your Shares are to be tendered.